Exhibit 99

1105 Peters Road
Harvey, Louisiana  70058
(504) 362-4321
Fax (504) 362-4966
NYSE:  SPN
FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, 504-362-4321

Superior Energy Services, Inc. Announces Fourth Quarter 2003 Results

 41:

(Harvey, La., Thursday, March 4, 2004) Superior Energy Services, Inc. (NYSE:SPN) today announced results for the fourth quarter ended December 31, 2003. For the quarter, revenues were $120.3 million resulting in net income of $5.9 million or $0.08 diluted earnings per share, as compared to revenues of $118.4 million and net income of $5.6 million or $0.08 diluted earnings per share for the fourth quarter of 2002.

For the year ended December 31, 2003, revenues were a record $500.6 million and net income was $30.5 million or $0.41 diluted earnings per share, as compared to revenues of $443.1 million and net income of $21.9 million or $0.30 diluted earnings per share for the year ended December 31, 2002.

President and CEO Terry Hall Comments

President and CEO Terry Hall commented, "During the fourth quarter, well intervention and liftboat activity in our core Gulf of Mexico market remained solid until late November, at which time activity slowed dramatically and did not pick up for the rest of the year. In our rental tool segment, rentals were down from the third quarter as the Gulf of Mexico rig count remained at low levels. Despite only modest increases in Gulf of Mexico activity, Superior was able to post a record year in terms of revenue, and generate cash that was more than sufficient to service debt and maintain the company's capital expenditure budget.

"While visibility for 2004 is still unclear, we are encouraged by the ability to put assets to work on our own properties through SPN Resources, which allows us to deploy production-related services and liftboats to enhance our own production. We believe we are gaining momentum in this business as evidenced by our ability to close on multiple transactions since December 2003. This will help us keep well intervention and liftboat assets working when demand from our traditional customer base slows. As a result, our growth will be driven to a large extent by Gulf of Mexico activity levels, our growing international business and our backlog of work as a result of properties owned and operated by SPN Resources."

Well Intervention Group Segment

Fourth quarter revenues for the Well Intervention Group were $49.9 million, basically flat from the third quarter of 2003. Activity increased in electric line, pumping and stimulation, hydraulic workover and well control services, offset by decreased activity in coiled tubing, well services and mechanical wireline.

Rental Tools Segment

Revenues for the Rental Tools segment were $35.0 million, basically flat as compared to the third quarter of 2003. Rentals of stabilizers and on-site accommodations increased, particularly on land in the Texas market. However, rentals of drill pipe, connecting iron and handling tools decreased as deepwater activity slowed toward year end.

Marine Segment

Superior's Marine Segment revenues were $16.0 million, a decrease of 8% as compared to the third quarter of 2003. Average fleet utilization was flat compared to the third quarter of 2003, and the average fleet dayrate was $5,993 in the fourth quarter as compared to $6,238 for the third quarter of 2003.

Liftboat Average Dayrates and Utilization by Class Size

Three Months Ended December 31, 2003

($ actual)

Class	Liftboats	Average Dayrate	Utilization
105'	6(a)	$3,003	50.0%
120-135'	7(a)	3,457	73.1%
145-155'	11	4,399	57.9%
160'-175'	6	6,183	74.1%
200'	3	9,750	88.6%
230'-245'	3	10,652	65.6%
250'	2	16,858	79.4%

(a) Does not include two 105-foot class liftboats and one 120-foot class liftboat that were stacked.

Other Oilfield Services Segment

Revenues in this segment were $19.4 million, a 24% decrease as compared to the third quarter of 2003 due primarily to the third quarter sale of the company's construction assets and a decrease in environmental services and field management. The sale of the construction assets in the third quarter accounted for 85% of the decrease in revenues for the oilfield services segment.

The Company will host a conference call at 10:30 a.m. Central Time today. The call can be accessed from Superior's website at www.superiorenergy.com, or by telephone at 800-763-5557. The replay telephone number is 800-642-1687 and the replay passcode is 5468139. The replay is available beginning two hours after the call and ending March 11, 2004.

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, well control, hydraulic workover, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

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SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Three and Twelve Months Ended December 31, 2003 and 2002

(in thousands, except earnings per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002

Revenues	$ 120,257	$ 118,378	$ 500,625	$ 443,147

Costs and expenses:
Cost of services	69,710	69,820	289,607	258,334
Depreciation and amortization	12,852	11,322	48,853	41,595
General and administrative	23,249	22,279	94,822	86,197

Total costs and expenses	105,811	103,421	433,282	386,126

Income from operations	14,446	14,957	67,343	57,021

Other income (expense):
Interest expense	(5,673)	(5,597)	(22,477)	(21,884)
Interest income	98	100	209	530
Other income	-	-	2,762	-
Equity in income (loss) of affiliates	493	(338)	985	(80)

Income before income taxes	9,364	9,122	48,822	35,587

Income taxes	3,511	3,512	18,308	13,701

Net income	$ 5,853	$ 5,610	$ 30,514	$ 21,886

Basic earnings per share	$ 0.08	$ 0.08	$ 0.41	$ 0.30

Diluted earnings per share	$ 0.08	$ 0.08	$ 0.41	$ 0.30

Weighted average common shares used
in computing earnings per share:
Basic	74,079	73,784	73,970	72,912
Diluted	74,759	74,480	74,648	73,872

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2003 AND DECEMBER 31, 2002

(in thousands)

	12/31/2003	12/31/2002
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$ 19,794	$ 3,480
Accounts receivable - net	112,775	108,352
Income taxes receivable	-	6,087
Notes receivable	19,212	-
Prepaid insurance and other	14,059	11,663

Total current assets	165,840	129,582

Property, plant and equipment - net	427,360	418,047
Goodwill - net	204,727	160,366
Notes receivable	15,145	-
Investments in affiliates	13,224	12,343
Other assets - net	6,567	7,282

Total assets	$ 832,863	$ 727,620

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 20,817	$ 21,010
Accrued expenses	48,949	33,871
Income taxes payable	138	-
Decommissioning liabilities	20,097	-
Current maturities of long-term debt	14,210	13,730

Total current liabilities	104,211	68,611

Deferred income taxes	86,251	67,333
Decommissioning liabilities	18,756	-
Long-term debt	255,516	256,334

Total stockholders' equity	368,129	335,342

Total liabilities and stockholders' equity	$ 832,863	$ 727,620

Superior Energy Services, Inc. and Subsidiaries

Segment Highlights

Three months ended December 31, 2003 and 2002

(Unaudited)

(in thousands)

Revenue	December 2003	December 2002
Well Intervention Group	$49,933	$36,081
Marine	15,958	21,212
Rental Tools	35,015	33,409
Other Oilfield Services	19,351	27,676
Total	$120,257	$118,378

Gross Profit (1)
Well Intervention Group	$21,166	$12,096
Marine	3,420	8,530
Rental Tools	22,901	22,794
Other Oilfield Services	3,060	5,138
Total	$50,547	$48,558

(1)	Gross profit is calculated by subtracting cost of services from revenue for each of the Company's four segments.